Exhibit 99.1

DSP Group, Inc. Reports Third Quarter 2005 Earnings

Record high revenues and 20% revenue increase YoY

SANTA CLARA, Calif., October 27, 2005—DSP Group, Inc. (NASDAQ: DSPG), a worldwide leader in developing and providing chip-set solutions for residential wireless connectivity announced today its results for the third quarter of 2005.

Revenues for the third quarter of 2005 were $55,614,000, an increase of 20% from revenues of $46,232,000 for the third quarter of 2004. Net income for the third quarter of 2005 decreased 48% to $10,510,000, as compared to $20,380,000 for the third quarter of 2004. Diluted earnings per share (EPS) for the third quarter of 2005 decreased 49% to $0.35, as compared to $0.69 for the third quarter of 2004.

Results for the third quarter of 2004 included a capital gain of $15,460,000 resulting from the sale of 1,650,000 shares of AudioCodes Ltd.

Pro-forma net income and diluted EPS for the third quarter of 2004, excluding the effects of the capital gain and related taxes of $4,865,000, would have been $9,785,000 and $0.33, respectively.

Net income and diluted EPS for the third quarter of 2005, in accordance with US GAAP, increased 7% and 6%, respectively, as compared to the pro-forma net income and diluted EPS for the third quarter of 2004.

Eli Ayalon, Executive Chairman of DSP Group, stated: “We are very pleased with our third quarter results. Our traditional tight management control of expenses and top line growth, enabled us to increase our operating profit compared to the third quarter of 2004, despite our decision last year to expand our long term R&D activities in order to secure our future growth”.

Inon Beracha, CEO of DSP Group, stated: “Record high revenues were achieved by the company in the third quarter of 2005, reflecting increased demand and market share in North America for our products as well as a ramp up in our shipments of DECT products and products targeted at the Japanese domestic market. During the third quarter of 2005 we also delivered commercial shipments to our second DECT customer. These trends in the third quarter of 2005 provide us with good visibility into the last quarter of 2005.”

Moshe Zelnik, CFO of DSP Group, stated: “In the third quarter of 2005 the Company repurchased 385,200 shares of its Common Stock, at an average price of $24.72 per share, for an aggregate price of approximately $9.5 million. We have strong confidence in our future business prospects and our ability to capitalize on new market opportunities. We believe that the buyback program that we have in place, with 3.3 million shares that remain authorized for future repurchase, is a wise use of our cash and a good return on investment to our shareholders.”

The company believes that the above pro forma presentation of net income and diluted EPS is useful to investors in comparing results for the quarter ended September 30, 2005 to the same period during 2004, because it excludes items that management does not consider meaningful for purposes of analyzing the company’s core operating results and making budget-planning decisions.

About DSP Group

DSP Group, Inc. is a fabless semiconductor company, offering advanced chip-set solutions for a variety of applications. DSP Group is a worldwide leader in the short-range wireless communication market, enabling home networking convergence for voice, video & data. By combining its in-house technologies of Digital Signal Processors (DSPs), portfolio of wireless communication protocols, including DECT, Bluetooth and Wi-Fi, most advanced Radio

Frequency CMOS and SiGe, as well as VoIP ICs, DSP Group is a worldwide leader and a one-stop-shop for a wide range of applications. These applications include ISM band digital 900MHz, 2.4GHz and 5.8GHz telephony, European DECT (1.9GHz) telephony, Bluetooth systems for voice, data and video communication and deployment in residential, SOHO, SME, enterprise and automotive applications. DSP Group ICs provide solutions for MP3 players, VoIP Phones, Gateways, and Integrated Access Devices and are widely used in Digital Voice Recorders. More information about DSP Group is available at www.dspg.com.

This press release may contain statements that qualify as “forward-looking statements” under the Private Securities Litigation Reform Act of 1995, including statements made by Mr. Ayalon about the benefits of increased investment in research and development, Mr. Beracha’s statements about revenue visibility for the last quarter of 2005 and Mr. Zelnik’s statements about management’s confidence in DSP Group’s business prospects and ability to capitalize on new market opportunities and the merits of DSP Group’s share buy-back program. These forward-looking statements are based on current expectations and DSP Group assumes no obligation to update this information. In addition, the events described in these forward-looking statements may not actually arise. DSP Group’s actual results could differ materially from those described in this press release as a result of various factors, including unexpected delays in the introduction of new products; failure to achieve broad market acceptance of existing and new products by existing and potential OEM customers; DSP Group’s inability to add new customers and develop and produce new products at competitive costs and in a timely manner; decline or fluctuations in gross margins and the effect on revenues and profitability; and general market demand for products that incorporate DSP Group’s technology in the market. These factors and other factors which may affect future operating results or DSP Group’s stock price are discussed under “RISK FACTORS” in the Form 10-K for fiscal 2004 as well as other reports DSP Group has filed with the Securities and Exchange Commission and which are available on DSP Group’s Web site (www.dspg.com) under Investor Relations.

Earnings conference call

DSP Group has scheduled a conference call for 8:30 a.m. EDT today to discuss the financial results for the third quarter of 2005 and invites you to listen to a live broadcast over the Internet. The broadcast can be accessed by all interested parties through the Investor Relations section (investor message board) of DSP Group’s Web site at www.dspg.com or link to: http://ir.dspg.com./phoenix.zhtml?c=101665&p=irol-calendar

If you cannot join the call, please listen to the replay, which will be available for approximately two weeks after the call on DSP Group’s Web site or by calling the following numbers:

—US Dial-In # 1-888-286-8010 (passcode: 96472796)

—International Dial-In # 617-801-6888 (passcode: 96472796)

For more information, please contact Moshe Zelnik, CFO , Investor Relations, DSP Group Inc. at (408) 986-4421 ; or e-mail: mosheze@dsp.co.il

DSP GROUP, INC.

CONSOLIDATED STATEMENTS OF INCOME – US GAAP

(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
	(Unaudited)		(Unaudited)
Product revenues and other	$55,614	$46,232	$144,824	$128,956
Cost of product revenues and other	29,420	23,401	77,654	66,177

Gross profit	26,194	22,831	67,170	62,779
Operating expenses:
Research and development	10,487	8,463	30,428	23,327
Sales and marketing	3,706	2,929	9,882	9,014
General and administrative	1,904	1,718	5,552	5,258
Impairment of goodwill		—		4,304

Total operating expenses	16,097	13,110	45,862	41,903

Operating income	10,097	9,721	21,308	20,876
Other income :
Interest and other income, net	2,565	2,069	7,336	6,353
Capital gains	—	15,460	—	44,448

Income before provision for income taxes	12,662	27,250	28,644	71,677
Provision for income taxes	2,152	6,870	4,879	21,812

Net income	$10,510	$20,380	$23,765	$49,865

Net earnings per share:
Basic	$0.37	$0.72	$0.84	$1.73
Diluted	$0.35	$0.69	$0.80	$1.64
Weighted average number of shares of Common Stock used in the computation of:
Basic	28,663	28,411	28,368	28,779
Diluted	30,079	29,358	29,801	30,337

DSP GROUP, INC.

CONSOLIDATED PRO FORMA STATEMENTS OF INCOME

(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
	(Unaudited)		(Unaudited)
Product revenues and other	$55,614	$46,232	$144,824	$128,956
Cost of product revenues and other	29,420	23,401	77,654	66,177

Gross profit	26,194	22,831	67,170	62,779
Operating expenses:
Research and development	10,487	8,463	30,428	23,327
Sales and marketing	3,706	2,929	9,882	9,014
General and administrative	1,904	1,718	5,552	5,258

Total operating expenses	16,097	13,110	45,862	37,599

Operating income	10,097	9,721	21,308	25,180
Other income :
Interest and other income, net	2,565	2,069	7,336	6,353

Income before provision for income taxes	12,662	11,790	28,644	31,533
Provision for income taxes	2,152	2,005	4,879	5,362

Net income	$10,510	$9,785	$23,765	$26,171

Net earnings per share:
Basic	$0.37	$0.34	$0.84	$0.91
Diluted	$0.35	$0.33	$0.80	$0.86
Weighted average number of shares of Common Stock used in the computation of:
Basic	28,663	28,411	28,368	28,779
Diluted	30,079	29,358	29,801	30,337
The above pro forma consolidated statements of income have been adjusted to exclude the following items to US GAAP reported net income:
Reported net income per US GAAP	$10,510	$20,380	$23,765	$49,865
Adjustments:
Impairment of goodwill	—	—	—	4,304
Capital gains	—	(15,460)	—	(44,448)
Tax expenses	—	4,865	—	16,450

Pro forma net income	$10,510	$9,785	$23,765	$26,171

DSP GROUP, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

	September 30, 2005	December 31, 2004
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$61,019	$60,827
Marketable securities and cash deposits	75,216	74,497
Trade receivables, net	21,567	5,976
Inventories	11,795	9,469
Other accounts receivable	1,515	2,213
Deferred income taxes	1,168	1,168

Total current assets	172,280	154,150
Property and equipment, net	12,225	6,683
Long term marketable securities	203,400	195,671
Severance pay fund	4,117	3,437
Long term pre-paid expenses and lease deposits	674	628
Goodwill	1,500	1,500
Deferred income taxes	1,410	1,410
Other intangible assets	2,625	3,482

Total assets	$398,231	$366,961

Liabilities and Stockholders’ Equity
Current liabilities:
Trade payable	$18,811	$7,830
Other current liabilities	30,941	39,857

Total current liabilities	49,752	47,687
Accrued severance pay	4,461	3,784
Stockholders’ equity:
Common Stock	28	28
Additional paid-in capital	187,642	187,471
Accumulated other comprehensive income	(20)	65
Retained earnings	176,997	157,723
Less – Cost of treasury stock	(20,629)	(29,797)

Total stockholders’ equity	344,018	315,490

Total liabilities and stockholders’ equity	$398,231	$366,961